Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 4th Quarter 2019

January 23, 2020  // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Craig W. Kliethermes — President and Chief Operating Officer (RLI Insurance Company)

Todd W. Bryant — Vice President, Chief Financial Officer

Aaron P. Diefenthaler — Vice President, Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation

Christopher Campbell	Keefe, Bruyette & Woods, Inc.
Jeffrey Schmitt	William Blair & Company, LLC
Randolph Binner	B. Riley FBR, Inc.
Ronald Bobman	Capital Returns Management, LLC

RLI CORP.

Moderator: Aaron Diefenthaler

January 23, 2020

10:00 a.m. (CDT)

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Fourth Quarter Earnings

Teleconference.

[Operator Instructions]

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors, which could cause actual results to differ materially. These risk factors are listed in the Company's various SEC filings, including the annual report on Form 10-K, which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contained the press release announcing fourth quarter results. RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of the financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods, but may not be comparable to another company's definition of operating earnings. The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the Company's website www.rlicorp.com.

I would now like to turn the conference over to RLI's Vice President, Chief Investment Officer and Treasurer, Aaron Diefenthaler.  Sir, please go ahead.

Aaron Diefenthaler: Thank you, and good morning. Welcome to RLI's first earnings call of the New Year, covering financial results through the fourth quarter of 2019. Joining us today are Jon Michael, Chairman and CEO; Craig Kliethermes, President and Chief Operating Officer; and Todd Bryant, Chief Financial Officer. Todd will give some opening comments on the quarter's financial results. Craig will then discuss operations and market conditions. We will open the call to questions, and Jon will close with some final thoughts. Todd?

Todd Bryant:  Thanks, Aaron. Good morning, everyone. Last night, we reported fourth quarter operating earnings of $0.63 per share, up 58% from the same period last year. The result for 2019 reflects fairly benign loss activity from catastrophes and other storms as well as increased favorable benefits from prior accident years' reserves.

Investment income continued to outpace prior years, driven largely by our increased asset base. Gross premiums written advanced 6% in the quarter and cash flow from operations remained strong at $90 million for the quarter and $277 million on a year-to-date basis. The book value per share ended the year at $22.18, up 33%, inclusive of dividends.

Craig will talk more about products and market conditions in a minute. But from a top line standpoint, as mentioned, gross premiums written was up 6% in the quarter and ended the year up 8%. A majority of products in our diversified portfolio experienced growth in both the quarter and on a full year basis, excluding previously announced exits and repositioning. Net of these decisions, premium was up 14% in the quarter and 15% on a year-to-date basis.

From an underwriting perspective, we posted a fourth quarter-combined ratio of 92.4 compared to 98.9 a year ago. Our loss ratio declined 11 points as catastrophe losses declined and benefits from prior year's reserve development increased. You may recall that losses from Hurricane Michael added about 10 points to our combined ratio during the fourth quarter last year. This year, storm activity and modestly elevated property losses only added about 2 points to the quarter's combined ratio. From a reserve perspective, net of expenses, prior year's benefits were $16 million for the quarter and totaled $63 million on a full year basis, up nearly $20 million from benefits recorded in 2018.

From a segment perspective, the majority of favorable reserve development for both the quarter and the full year was in casualty where a majority of products posted favorable experience. For more recent years, we continue to remain cautious in our approach to reserving, particularly on auto-related exposures, newer product initiatives, and those with outsized growth relative to prior periods.

Moving to expenses. Metrics that drive performance-based compensation ratio, operating ROE, and book value growth improved significantly during the quarter and on a full year basis. Amounts accrued under bonus and incentive programs account for the majority of the increase in our expense ratio compared to last year. In addition, these amounts represent the bulk of the increase in general corporate expense in 2019. Overall, we are pleased with the underwriting performance of each of our segments. Our diversified portfolio continues to deliver solid results.

On the investment front, December ended a very strong year for the capital markets. Fixed income and equities were positive contributors to book value growth and total return ended the year up 11.6%. We saw continued increases in investment income, up 5% in the fourth quarter and 11% for the year. Yields have stabilized for now, and that puts portfolio growth at the center of what income will look like over the next 12 months. Outside of the core portfolio, our share of earnings in Maui Jim and Prime was up on a quarter and a full year basis. Both investments continue to perform well. Maui Jim results for the quarter, while improved, reflect lower seasonal results, which is expected. Results for Prime are higher and reflective of the growth they have experienced in both revenue and net profits.

All in all, a good quarter and solid year. We achieved a couple of milestones as we surpassed $1 billion in both top line premium and statutory surplus. Our combined ratio was 91.9 for 2019, which represents our 24th consecutive year of reporting an underwriting profit. Our operating ROE ended the year over 14%. Operating income and strong investment performance resulted in capital generation in excess of current needs, which was returned to our shareholders in the form of a $1 special dividend in December.    In 2019, we marked our 44th consecutive year of paying or increasing our quarterly dividend. With a special dividend, we have returned over $1.2 billion in dividends to our shareholders over the last 10 years. And with that, I'll turn the call over to Craig.

Craig Kliethermes: Thank you, Todd, and good morning, everyone. As Todd mentioned, we grew the top line 6% for the quarter and 8% year-to-date while recording a 92-combined ratio for both periods. We did have a little more headwinds on the top line this quarter as a result of previously announced reshaping of our portfolio.

Growth was over 10% in the quarter for our ongoing businesses. Overall, our underwriters' pulse on the market is cautiously optimistic as we move into 2020. We continue to see positive rate momentum across most of the property and casualty portfolio. The increases are differentiated and the opportunities to get rate are greatest in the most distressed portions of the market. We caution in drawing conclusions about market conditions solely found in the size of the rate increases or submission counts. Large rate increases are often the result of significant underperformance. A disciplined underwriter doesn't anchor on the size of the increase, but whether the market rate is adequate for the risk. We are at a point in the cycle where having experienced underwriters, a consistent appetite, and confidence to execute are beneficial. I'll offer a little more color by segment.

In Casualty, we grew the top line 1% for the quarter and 8% for the year. We reported a 96 combined ratio for both periods. Growth in ongoing business was 12% for the quarter. Both commercial and personal excess liability have grown over 15% for the quarter and year from a combination of rate increases and exposure while generating good bottom line results. We are also seeing double-digit growth in our executive products group, where rates have been up nearly 30% for two consecutive quarters. Small admitted contractors, primary liability business is also growing at a rapid pace as a result of retrenchment in the market. Our transportation book struggled on the top line this quarter, but was able to achieve double-digit rate increases for the quarter and for the third consecutive year. We continue to see variation in the market where rate is easier to achieve on business with a little blemish. Overall, casualty rates were up 9% for the second quarter and 7% for the year, with rate realization varying significantly depending on loss activity and if bigger limits are required. We did place our largest casualty treaty on 1/1 and our reinsurance rates were up 3% to 4% overall, which is more than covered by our underlying rate increases.

In Property, we grew 35% for the quarter and 19% for the year. This growth was across all the underlying products in the segment. We achieved a 91-combined ratio for the quarter and 89 year-to-date. Rates are up mid-single digits for the portfolio for both the quarter and the year. We are seeing some hopeful signs of increasing price momentum in marine, wind and earthquake business. New business opportunities are much more plentiful at acceptable rate levels as the market is coming to us. We placed both our catastrophe reinsurance and property per risk treaties at 1/1. Cat reinsurance rates were up about 2% to 4%, while the per risk treaty, where we have seeded more loss activity in recent years was up 7 to 10. A fair outcome, given our loss experience and reflecting the underlying rate increases we were able to achieve.

In Surety, top line was off 7% for the quarter and 5% for the year. We were able to achieve an outstanding 78-combined ratio for the quarter and 75 for the year. Most of the top line challenge is attributed to our exiting of a couple of programs that no longer fit our appetite as well as decreasing offshore energy activity, which are typically larger accounts. We still see this as our most growth-challenged segment but we sense some disruption may be building with competitors taking losses on some larger accounts and capacity starting to level off. Our underwriters continue to be disciplined, looking for opportunities to broaden existing relationships.

Overall, we completed our 24th consecutive year of underwriting profit and topped $1 billion of gross written premium. We continue to build on a broad, diversified product portfolio and our narrow and deep talent base of underwriting and claim experts. We like established horses and experienced jockeys who have been in this position before and have the confidence and steadiness to execute on a muddied track. We will continue to be prudent and purposeful. I want to thank all of our associate owners for delivering once again on differentiating performance this quarter and on another great year. Being different continues to work. With that, operator, we can now open it up, the call, for questions.

Operator: [Operator Instructions] Our first question will come from Randy Binner with B. Riley FBR.

Randy Binner: I wanted to ask about the bonus accrual that hit the corporate G&A line. If we were to expect a similar level of profitability in 2020, would we see a roughly similar level of accrual in the fourth quarter? Meaning, is it driven by EPS or is there something else we should look at?

Toddy Bryant: Randy, it's Todd. I think from the standpoint of if you think in terms of -- if we were again at $6 roughly of comprehensive earnings, so if you look at where we're at from a combined ratio standpoint and those types of things, I think it's reasonable that it would be fairly similar. It's really -- it really is the larger driver of what's going on with those expenses.

Randy Binner: Okay. And then continuing at the kind of holding company level. What was the reason that the investment in Prime was higher on profitability this quarter?

Toddy Bryant: Yes. They -- Randy, Todd again. If you -- their growth has been significant. So I mean, revenue is up considerably and net profits are nearly -- nearly double what they were last year. So that's what's going on there. Great, great year for Prime.

Randy Binner: Okay. And I'm sorry, just what is it about their market that enable them to double revs?

Toddy Bryant: Yes. I think there's a couple of things. I mean, I think they're seeing -- they're just seeing so much more opportunity from a rate standpoint and more distressed business, I think, going their way.

Craig Kliethermes: Yes. Randy, this is Craig. I mean, their target is much more of a distressed business. I mean, we -- it's not something we necessarily target at RLI, but it is something that's a specific target of their deemed to be the market of last resort.

Randy Binner: Okay. And then speaking of markets of last resort or different markets. Can you -- if I missed it, if you covered in your opening script, but can you discuss non-admitted submission activity and maybe quantify where that is relative to previous periods?

Craig Kliethermes: Sure. Randy, this is Craig. I mean, we're seeing on our excess and surplus lines book of business, which is about 30% of our overall portfolio, I mean, submissions are up, I'm going to say, 10% year-to-date and maybe a little more than that for the quarter collectively. So that's what we're seeing in the E&S space. I mean, actually, frankly, the -- our submissions are up even greater in some of our specialty admitted lines of business.

Randy Binner: Right. And just -- I'll just do one more. Was the executive products, is that a new category that you called out in casualty lines? And...

Craig Kliethermes: I apologize, I know it's not very descriptive. But I mean, I think that's how we define it in our K and Q. But it basically covers D&O and other management liability products, could be fiduciary, fidelity, EPLI, some of our cyber in there, but half of it is public and private D&O.

Randy Binner: Does that tend to focus on a smaller business like small and medium-sized businesses? Or is it across the board?

Craig Kliethermes: Well, it has both. Obviously, the public part of that is obviously bigger accounts. We typically -- we play excess on most of those bigger accounts. That's, I think, where you're seeing the most disruption in the market right now is public D&O, though.

Operator:  Our next question comes from Christopher Campbell with KBW.

Chris Campbell: I guess, first question is just in surety. It's like the second quarter, we haven't seen any development. I guess, can you just give us color on what you're seeing in terms of the prior year loss activity in that line?

Toddy Bryant: Chris, it's Todd. I mean, that can move up and down a little bit. I mean, I think, full year, it's in the $7 million range. So I don't know that there's anything particular to call out. I mean, I think their current accident year loss ratio is very solid. So I don't think there's anything particular or any conclusions to draw on a 1 or 2 quarter basis, still very solid from a loss and combined ratio.

Chris Campbell: Okay. Got it. Because I know I think Craig had mentioned that you all were exiting some of the programs in there. And so I didn't know if there was a potential that some of those could develop adversely.

Toddy Bryant: No. I don't think that the exited programs, we expect that at all. It wasn't due to loss performance.

Chris Campbell: Okay. Got it. That's helpful. What was that due to towards?

Toddy Bryant: Yes. I don't know that there's anything specific that we would want to talk about. I mean, I think it's individual program with individual relationship. I mean, it's a program actually that we feel pretty good about so -- from a product standpoint. So we're working on some things in that area.

Chris Campbell: Okay. So no broader trends that we would read through to the rest of the book?

Toddy Bryant: No, not at all.

Chris Campbell: Okay. Wonderful. And then just one last one on the casualty reserves, which were obviously really strong this quarter. What accident years and lines are contributing the most to the strong releases in that segment?

Toddy Bryant: Yes. It is fairly widespread from a line standpoint. I mean GL is certainly a decent amount. Transportation is more favorable. CUP is the excess liability. I mean, it is pretty broad, Randy. But -- and even from an accident year standpoint, I mean, it's -- there's some in '13, '14, I mean, all the way through '17, a little bit in '18. It is for the shorter tail stuff, very broad.

Operator: Our next question comes from Jeff Schmitt with William Blair.

Jeff Schmitt: A question on the construction book, which I think in the past you've said majority of the E&S book is in construction. Can you maybe discuss what you're seeing there just in terms of loss activity and rate levels? I mean, how is that market looking?

Craig Kliethermes: Sure, Jeff. This is Craig. I mean, construction -- we play in the construction space and the liability side, both on admitted and E&S basis, primary and excess. So I mean, it does vary a little bit and also geographically. I mean, on the primary business to start with, that's really a business that we acquired when we bought CBIC some years back. And it's been more regionally focused and it just happens to be that we've -- there's been some exits of some competitors in that space, and it's created an opportunity for us within an admitted pretty much box underwritten product that we haven't loosened  - same underwriter, same team. So we feel like that's just an opportunity to take advantage of someone else's either misfortune or decision to exit. As you move into the E&S space, I mean primary construction business is still very, very competitive across the country. So on the E&S side, for the most part. And then excess, it really depends regionally. Some places are still competitive, although I think that we're able to get more rate than we have been in the past. Part of that I think, is driven because excess, typically, you're talking about $5 million limits, sometimes $10 million limits. So what you're finding is any place where limits are required. Rate, you're getting -- people on the casualty space are having opportunities to raise rates. So that's where we're seeing our greatest opportunity for rate increases on excess business in the construction space.

Jeff Schmitt: Which regions is that more focused on?

Craig Kliethermes: Well, I think it's -- I mean, I think we're seeing momentum more broader broadly across the country -- more recently across the country.

Jeff Schmitt: I think your construction book is a lot more...

Craig Kliethermes: Metro areas are more difficult than rural areas.

Jeff Schmitt: Okay. And then just thinking about the books you moved out of, which were the health care facility and then I think some underperforming GL on the -- in REITs. Have you completely exited there? I mean, should that not be a drag going forward? Or is there more to expect there?

Craig Kliethermes: So, Jeff, we did have -- I mean, because we announced that we were exiting that business last year at the very beginning of the year. I think it was during this call last year. But we were still in some of that for, I'll say, a couple of months, although it was declining fairly quickly. So I mean, we might have a little bit of headwind, but it's not that big in next quarter. But after that, I think it's pretty much gone.

Jeff Schmitt: Okay. And then do you have much exposure in the habitational market?

Craig Kliethermes: Jeff, we used to write a lot of habitational business and we couldn't figure out how to make money. So we're not really a major player in the habitational space, whether it be on admitted or excess -- or excess or surplus lines basis, although, yes, there's big disruption there.

Operator: Our next question comes from Ron Bobman with Capital Returns.

Ron Bobman: Could you expand on your comment about, I think, was commercial auto struggled, and I think you're referring to the top line in the quarter? And what was the dynamic behind that?

Craig Kliethermes: Ron, yes, this is Craig. I mean, we write little bigger accounts in that business. So whether we write a few or we don't write, can move the top line a little bit. I mean, we're able to continue to get rate increases. I mean, we're in a fair number of broad, I'll say, classes of business there. So we still see some competition from time to time, more than we want or would like, but especially in the, I'll say, in the truck space is still very, very competitive. And so it can be a little lumpy, I guess, in that line. But I mean, we feel good about the product line. Bottom line was very good. The rate top line -- rate increases continue to be very good. And I wouldn't necessarily read anything into a given quarter in that particular product.

Operator: If there are no further questions, I'll now turn the conference back to Mr. Jonathan Michael.

Jon Michael:  Thank you, and thanks for attending the call. It's a  very satisfying year. Premiums advanced 8% to eclipse the $1 billion mark for the first time ever. It's our 24th consecutive year of underwriting profitability. Combined ratio in the low 90s. A 33% increase in book value per share to $1 billion basically. I want to say a big thank you to all of our associates for delivering once again. And thank you to all of our stakeholders for continuing to hold us accountable and for having faith in our ability to deliver these results. Thanks, again. We'll talk to you again after the first quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1 (888) 203-1112, with an ID number of 5312523. This concludes our conference for today. Thank you for your participation, and have a nice day. All parties may now disconnect.

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